Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

We operate primarily in the following principal fields of business:

●	Commercial Centers - Initiation, construction and sale of commercial centers and other mixed-use real property projects, predominantly in the retail sector, located in Central and Eastern Europe and in India, primarily through Plaza Centers N.V. ("PC"), of which we own approximately 44.9% of its share capital. In certain circumstances and depending on market conditions, we operate and manage commercial centers prior to their sale;

●	Hotels - Operation and management of our Radisson Complex in Bucharest, Romania;

●	Medical Industries - Through our investee entities, we engage in (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine; and

●	Plots in India - Sale of plots in India which were initially designated as residential projects.

On January 5, 2015, we completed the sale of all of our fashion apparel operations. Accordingly, this operation is presented in our annual consolidated financial statements appearing elsewhere in this report as discontinued operations.

Our revenues from the sale of real estate and trading property are subject to the execution and consummation of sale agreements with potential purchasers. In periods when we consummate a sale of a real estate asset we record revenues in substantial amounts and as a result we may experience significant fluctuations in our annual and quarterly results. We believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful or indicative and that investors should not rely on them as a basis for future performance.

Our functional currency is NIS. Our consolidated financial statements are also presented in NIS. Since our revenues and expenses are recorded in various currencies, our results of operations are affected by several inter-related factors, including the fluctuations of the NIS compared to other currencies at the time we prepare our financial statements.

Financial data included in this discussion were derived from our consolidated financial statements and the analysis herein is based on our general accounting records and published statistical data. Such financial data have been rounded to the nearest thousand or million. Unless otherwise indicated, we have translated NIS amounts into U.S. dollars at an exchange rate of NIS 3.902 to $1.00, the representative exchange rate on December 31, 2015, and we have translated Euro amounts into U.S. Dollars and NIS at the respective exchange rates of $1.09 to €1.00 and NIS 4.247 to €1.00, the representative exchange rates on December 31, 2015.

The following activities affected our operational results for 2013, 2014, 2015 and 2016 (to date) and may continue to affect our operational results and cash flow in the coming years.

2016

●	On March 31, 2016 we announced following PC's announcement that it has completed the sale of its subsidiary holding Liberec Plaza, a shopping and entertainment center in the Czech Republic, for €9.5 million (approximately $10 million). Following net asset value adjustments related to the subsidiary’s balance sheet, Plaza received net €9.37 million (approximately $10 million).

●	On March 30, 2016 the extraordinary general meeting of our shareholders approved the reverse split of our ordinary shares such that each 10 ordinary shares will be replaced to one ordinary share of us. The reverse split is expected to occur in April 2016 and the total number of ordinary shares. following the reverse split will be 2,757,243.

●	On March 29, 2016, we announced that PC announced that its board had become aware of certain issues with respect to certain agreements that were executed in the past by PC in connection with the Casa Radio Project in Romania. In order to address this matter, PC's Board appointed the chairman of PC's Audit Committee to investigate the matters internally. PC's Board also appointed independent law firms to perform an independent review of the issues raised. PC has approached and is co-operating fully with the relevant Romanian Authorities regarding the matters that have come to its attention in this respect and it has submitted its findings to the Romanian Authorities. Following PCs report to us, our audit committee has decided to appoint a special committee to examine the matters raised in PC's announcement, including any internal control and reporting issues. As the investigation of this matter is ongoing Plaza in unable to comment on any details related to this matter.

●	On March 22, 2016, we announced that we signed an addendum to the loan agreement with Bank Hapoalim B.M. (the "Bank" and "Loan Agreement"), that will cancel and replace the previous loan agreement (the "Amendment" and the "Loan"). Under the Amendment, subject to the prepayment of €15.0 million (approximately $16 million) to the Bank by March 31, 2016, the following new terms will apply to the loan:

●	The repayment schedule of the Loan will be as follows: €7 million (approximately $8 million) will be repaid on November 30, 2016 and the balance will be repaid on November 30, 2017 instead of one single payment in February 20, 2017 in the existing Loan Agreement.

●	The Company will not have prepayment obligations for the planned notes repurchase program which will be executed by us during 2016 for an amount up to NIS 50 million (approximately $13 million).

●	Any net cash flow that will be received by us from the refinancing of the Radisson Blu hotel in Bucharest Romania in an amount up to €97 million shall not have repayment obligations, and shall be used by us at our sole discretion.

●	On March 10, 2016 we announced that our subsidiary Bucuresti Turism S.A. ("BUTU"), as borrower, Raiffeisen Bank International A.G and Raiffeisen Bank S.A., leading international European banks, as lenders (the "Lenders") and us as guarantor have amended and restated the existing facility agreement for a total aggregate amount of €97 million (approximately $106 million) which will be draw down in two trenches. For more information see the Forms 6-K we filed on October 28, 2015, March 10, 2016 and March 24, 2016. On March 24, 2016 we announced the closing of the first tranche of the facility agreement in the total amount of €85 million (approximately $93 million).

●	On February 1, 2016 we approved a new program to repurchase up to NIS forty (40) million (approximately $10.1 million) of our Notes, which are traded on the Tel Aviv Stock Exchange. Our board of directors has determined that until further notice, we will purchase only Series H Notes. The repurchases will be made from time to time in the open market on the Tel Aviv Stock Exchange, in privately negotiated transactions or in a combination of the two, commencing the date of this announcement and for a period of 12 months. The repurchase program does not require us to acquire any or a specific amount of notes, and it may be modified, suspended, extended or discontinued without prior notice. Repurchase of Notes under this program depends on factors such as market conditions and legal compliance. Notes repurchased by us will be canceled and removed from trading. Until the date of this report, we have bought back 13.7 million par value Series H Notes for a total amount of NIS 12.2 million (approximately $3 million).

●	On January 15, 2016 we announced that we signed an agreement to waive any of our rights and interest in a special purpose vehicle which holds a land plot in Kochi, India. The total consideration for us is INR 10 Crores (approximately €1.4 million), which will be paid to us upon the closing of the transaction. The transaction is subject to certain conditions precedent, and closing will take place once these conditions are met and no later than October 15, 2016. The local Investor has provided certain security in order to guarantee the aforementioned deadline.

2015

●	On December 31, 2015, our subsidiary InSightec Ltd. ("InSightec") and some of its existing and new shareholders signed and executed an amendment to certain Series D Preferred Share Purchase Agreement, dated June 26, 2014, as amended from time to time (the "Amendment to the Share Purchase Agreement"). For more information see our Form 6-K filed on December 31, 2015.

●	On December 15, 2015, we announced, that our 98% holding subsidiary, S.C. Bucuresti Turism S.A. ("Butu") and its indirect subsidiary, Plaza Centers N.V. ("PC") have signed a transaction for the sale of the Cina property in Bucharest. The expected total consideration is €4 million (approximately $4.3 million), divided to €2.7 million (approximately $2.9 million) for Plaza and €1.3 million (approximately $1.4 million) for BUTU. The expected net proceeds, after related taxes and transaction costs, is approximately €2.26 million (approximately $2.5 million) for Plaza and approximately €1.3 million (approximately $1.4 million) for BUTU.

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●	On December 2, 2015, we announced that EPI signed an agreement to sell 100% of its interest in a special purpose vehicle which holds a site in Bangalore, India to a local investor. The total consideration for the sale upon completion of the transaction is INR 321 Crores (approximately €45.4 million, $50 million) which will be paid at transaction closing. The Company's direct share in the proceed is 50% (approximately €22.7 million, $25 million). The transaction is subject to certain conditions precedent, and closing will take place once these conditions are met and no later than 30 September 2016. The Investor has provided certain security in order to guarantee the aforementioned deadline.

●	On November 4, 2015, we announced that we successfully closed a transaction for sell of Elbit Medical Technologies Ltd. ("Elbit Medical") shares. At closing, we sold and transferred 41,000,000 Elbit Medical Shares (the "Sold Shares") to a third party (the "Purchaser"). The consideration paid to us will be determined at a price determined in the agreement. The consideration for the Sold Shares will be in an amount that the Purchaser will sell the Sold Shares to third parties, after a deduction of a fee to the Purchaser as determined in the agreement. The transaction is irrevocable, and therefore, the Sold Shares are solely and exclusively owned by the Purchaser. We did not retain any rights related to the Sold Shares, including among others: voting rights, dividends, rights issuing, bonus shares, etc. Simultaneously, we exercised 1,016,316,297 exercise-free options exercisable into 1,016,316,297 Elbit Medical shares.

●	On October 12, 2015 we approved a program to repurchase up to NIS Fifty (50) million (approximately $13 million) of our Series H Notes and Series I Notes, which are traded on the Tel Aviv Stock Exchange. We subsequently announced that only Series H Notes will be included in the repurchase program. The repurchases were be made from time to time in the open market on the Tel Aviv Stock Exchange, in privately negotiated transactions or in a combination of the two for a period of 12 months. On December 17, 2015 we announced that we purchased NIS 55 million par value of Series H Notes for cash consideration of NIS 50 million (approximately $13 million).

●	On October 12, 2015 we announced that Gamida Cell Ltd. ("Gamida") our indirect associated company, entered into agreements with Novartis Pharma AG ("Novartis" and the "Gamida Agreement", respectively), according to which Novartis will invest in Gamida an immediate amount of $5 million, in return for approximately 2.5% of Gamida on a fully diluted basis. In addition, in the event that by the end of 2017 Gamida will raise the minimum remaining funding required to cover the Phase III study of NiCord, by way of an equity investment, Novartis will invest in Gamida, subject to certain conditions set in the Gamida Agreement, an additional amount of up to US$ 10 million.

●	In September 2015 we announced that our subsidiary EPI obtained a commitment for the purchase of the Chennai, India project which was due to be completed by January 15, 2016 (the “Long Stop Date”) for a total net consideration of INR 167 Crores (approximately €23 million, $25 million). In line with the sale transaction agreement, since the local Indian partner (the “Partner”) failed to complete the transaction by the Long Stop Date, EPI shall exercised its right to get the Indian partner’s 20% holdings in the Indian company, Kadavanthara Builders Private Limited. For more information see our Forms 6-K filed on September 16, 2015 and January 15, 2016.

●	On September 29, 2015 we announced that PC won a tender to buy the loan in respect of the Liberec Plaza commercial center in the Czech Republic. The €20.4 million (approximately $22.2 million) bank loan was granted by two commercial banks which PC has agreed to buy for €8.5 million (approximately $9.3 million), reflecting a discount of 58%.

●	On June 11, 2015 we announced that we closed the Share Purchase Agreement with Astrid JV Sarl with regards to the sale of our entire (100%) holdings in our wholly owned subsidiary which owns and operates our hotels in Antwerp, Belgium. The asset value reflected in the transaction was approximately €48 million (approximately $52 million) for both hotels subject to working capital and other adjustments as specified in the agreement. The total net consideration paid to the Company's wholly owned subsidiary (the "Seller"), following the repayments of the target's banks loan, and the aforementioned adjustments, was approximately €27 million (approximately $29 million) out of which €1 million (approximately $1.1 million) was deposited in escrow to secure the Seller's indemnification obligations under the Share Purchase Agreement. For more information see our Forms 6-K filed on May 10, 2015 and June 11, 2015.

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●	On May 13, 2015 we announced that PC reached an agreement to sell Koregaon Park Plaza the retail, entertainment and office scheme located in Pune, India for approximately €35 million (approximately US$ 39 million, 2,500 million INR), consistent with the asset’s last reported book value. The net cash proceeds (after repayment of the related bank loan, other liabilities and transaction costs) from the sale was €7.2 million (approximately US$ 8 million, 516.5 million INR).

●	On February 18, 2015, the shareholders of our subsidiary Bucuresti Turism S.A., whose shares were traded on the RASDAQ market ("BUTU"), resolved, amongst other things, that BUTU will not take the necessary legal actions for the shares issued by it to be admitted for trading on a regulated market or to be listed on an alternate trading system. Our subsidiary which is the direct owner of the shares in BUTU voted in favor of the above resolution. On June 9, 2015 we announced that shareholders holding 21.48% of BUTU exercised their right to withdraw from BUTU. The total amount paid by BUTU for such withdrawal requests is approximately €13.9 million (approximately $15 million). An amount of €2 million (approximately $2.2 million) was financed by BUTU from its own resources and the remainder in the amount of approximately €11.9 million (approximately $13 million) was financed by us through a shareholder loan granted to BUTU. Following the expiration of the withdrawing term and following the payment of the aforesaid amount to the withdrawing shareholders, BUTU was delisted from the RASDAQ and all the shares acquired by BUTU during the delisting process were cancelled and the share capital of BUTU was decreased accordingly. Following the share capital decrease, we hold (indirectly) approximately 98% of BUTU's share capital.

2014

●	On September 29, 2014, we announced that our subsidiary Elbit Fashion Ltd. (“Elbit Fashion”) received from PUNTO FA, S.L (“Punto”) written notice of its intention not to extend the term of the franchise rights granted by Punto to Elbit Fashion for operation of the "Mango" retail stores in Israel under the franchise agreement entered into by the parties on May 3, 2005 (the “Franchise Agreement”) and to terminate the Franchise Agreement. On October 27, 2014, we announced that Elbit Fashion signed a sale agreement (the "Fox Sale Agreement") with Fox-Wisel Ltd. ("Fox") with regards to the sale of the operation and business of "Mango" retail stores in Israel. Under the Fox Sale Agreement, which was consummated on January 5, 2015, Elbit Fashion sold and assigned Fox all business activity, stores, investments in the leased properties, furniture and equipment, inventory and customer loyalty program and any and all rights relating thereto, free and clear of any third party rights, except as explicitly set in the Fox Sale Agreement and net of certain liabilities related to the business activities of Mango for consideration of approximately NIS 37.7 million. Following the consummation of the transaction, Elbit Fashion ceased to operate the "Mango" retail stores activity, and accordingly such activity was classified as discontinued operations in our financial statements.

●	On September 28, 2014, we announced that BUTU, as borrower, we as a guarantor, certain other subsidiaries of us, as additional obligors, and a leading international European bank, as lender (“Lender”), have entered into an amendment to the facilities agreement between the aforementioned parties entered into on September 16, 2011 (the “Facilities Agreement”) which facilitates the drawdown of the second facility under the Facilities Agreement and that BUTU has consummated such drawdown in the amount of approximately € 9 million.

●	On September 2, 2014, Elbit Medical announced that Gamida Cell Ltd., ("Gamida Cell"), and the vast majority of Gamida Cell’s shareholders (including Elbit Medical), completed the execution of the Option and Investment Agreements (the "Agreements") with Novartis Pharma AG (Novartis). Under the Agreements, Novartis invested $35 million in Gamida Cell in exchange for approximately 15% of Gamida Cell’s share capital and an option to purchase the holdings of the other shareholders in Gamida Cell, including Elbit Medical's holdings the "Novartis Option") upon the completion of certain milestones relating to the development of NiCord (the "Prodcut"). On June 3, 2015 Gamida Cell notified Elbit Medical that following discussions held between the Novartis representative and the CEO of Gamida Cell, the Novartis representative notified Gamida Cell that Novartis did not intend to exercise the Novartis Option..

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●	Effective beginning September 2014, PC completed the disposition of its commercial center, Kragujevac Plaza, in Serbia for approximately € 38.6 million. Following the repayment of a related bank loan of approximately € 28.2 million, PC received net cash from the disposition of approximately € 10.4 million. Restricted cash linked to the bank debt and other working capital balances of approximately € 2 million were also released following the transaction.

●	On August 14, 2014 the annual general meeting of our shareholders approved the reverse split of our ordinary shares such that each 20 ordinary shares will be replaced to one ordinary share of us. The reverse spilt occurred on August 21, 2014 and the total number of ordinary shares following the reverse split is 27,572,426.

●	In June 2014, PC terminated, following a mutual agreement, its joint venture agreement with an Israeli based company (“Aura”). The seven asset companies held by the joint venture were spilled between PC’s 50.1% subsidiary (“Plaza Bas”) and Aura, where Aura received a full control over three of the asset companies, and Plaza Bas received full control over the remaining four asset companies. The carrying amount of the assets received by Plaza Bas valued at € 9 million and Plaza Bas assumed two bank facilities with principal of € 9.7 million. In addition, Aura paid € 0.6 millionto PC as part of the joint venture termination.

●	During 2014, PC completed the sale of two plots in Romania (Targu Mures and Hunedoara) to third party developers for a total consideration of € 4.7 million On July 6, 2014, we announced that our wholly owned subsidiary entered into a transaction for the sale of 1.7 million shares of PPHE Hotel Group (LSE: PPH) for a net consideration of GBP 6.0 million ($ 9 million, NIS 35 million).

●	On June 29, 2014, InSightec entered into the Series D Preferred Share Purchase Agreement with York Global Finance II S.à r.l. (an affiliate of York Capital Management, which is a related party of us ) (the “Investor”), pursuant to which the Investor and certain other investors invested, in stages during the second half of 2014, an aggregate amount of $59 million in InSightec, reflecting a pre-money valuation of InSightec of $ 200 million (on a fully diluted, as-converted basis), subject to certain adjustments as specified in the InSightec Investment Agreement. In addition, Elbit Medical had the right to invest up to an additional $ 3.5 million in InSightec by the end of May 31, 2015, and the Investor had the option to purchase any additional Series D Preferred Shares not purchased by Elbit Medical, up to a total investment in the round of $ 62.5 million. Elbit Medical did not exercise its option and the additional $3.5 million was invested by Insightec's other shareholders.

●	On June 26, 2014 PC unsecured financial creditors approved the plan of arrangement (PC's Arrangements), as amended from time to time. On July 9, 2014 the Dutch Court approved PC's Arrangement. All conditions precedent of the restructuring plan were fulfilled prior to November 30, 2014.

The following are the material terms of PC's Arrangement:

●	Each principal payment under the PC's notes due in the years 2013, 2014 and 2015 pursuant to the original terms of the notes were deferred by four and a half years and each principal payment due pursuant to the original terms of the notes in subsequent years (i.e., 2016 and 2017) will be deferred by one year.

●	In the event that PC does not succeed in prepaying an aggregate amount of at least NIS 434 million from the principal of the notes, excluding linkage differentials before December 1, 2016, then all principal payments under the notes deferred in accordance with the above, shall be advanced by one year (i.e., shall become due one year earlier).

`	●	Accrued interest on the notes up and until December 31, 2013 was added to the principal of the notes. Accordingly, PC issued additional NIS 5.5 million par value notes to series A holders and NIS 13.3 million par value notes to series B holders and PLN 2.8 million ($ 0.9 million ,NIS 3.4 million) par value to Polish investors. The accrued interest will be paid together with the principal.

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●	Following January 1, 2014 (“Effective Date”), interest payments will be paid on their due dates. PC paid to its note holders an amount of € 13.8 million ($ 16.8 million, NIS 65 million) of 2014 interest payments.

●	As of January 1, 2014, the annual interest rate on the notes was increased by 1.5%.

●	PC, its directors and officers and its controlling shareholder are fully released from claims.

●	The net cash flow received by PC following an exit or raising new Financial indebtedness (except if taken for the purpose of purchase, investment or development of real estate asset) or refinancing of Real estate Asset's after the full repayment of the asset’s related debt that was realized or in respect of a loan paid in case of debt recycling (and in case where the exit occurred in the subsidiary – amounts required to repay liabilities to the creditors of that subsidiary) and direct expenses in respect of the asset (any sale and tax costs, as incurred), will be used for repayment of the accumulated interest till that date in all of the series (in case of an exit which is not one of the four shopping centers only 50% of the interest) and 75% of the remaining cash (following the interest payment) will be used for an early repayment of the close principal payments for each of the series (A, B, Polish) each in accordance with its relative share in the deferred debt. Such prepayment will be real repayment and not in bond purchase.

●	An injection of a € 20 million into PC at a price per-share of € 0.0675, (“Equity Contribution”) was executed by PC in the form of Rights Offering to its shareholders. As part of PC's injection, our subsidiary, Elbit Ultrasound (Luxembourg) BV/ S. a' r. l ("EUL") enter into a Back Stop Agreement (the “Back Stop Agreement”) with various affiliates of Davidson Kempner Capital Management LP (“DK”),( a related party of ours), pursuant to which DK undertook to purchase under the Rights Offering, in lieu of EUL, a portion to be determined by EUL, provided that such portion shall not be less than the higher of € 3 million ($ 3.6 million, NIS 14 million) and shall not exceed € 10 million or result in DK and its affiliates directly or indirectly holding shares representing 30% or more of the total voting rights in PC, all subject to the terms and conditions therein. Consequently EUL has purchased 122,847,376 new ordinary shares of PC for the total amount of approximately € 8.3 million and DK purchase 163,803,197 new ordinary shares of PC for an additional amount of € 11.05 million.

●	PC issued to the noteholders of 13.21% of PC's shares (post Equity Contribution) for payment of par value of shares. Such issuances of shares were distributed among the noteholders pro rata to the relative share of each relevant creditor in the Deferred Debt.

●	Following the Rights Offering and associated placing of shares and the issuance of new ordinary shares to PC's noteholders under the restructuring plan, EUL hold 44.9% in PC and DK hold approximately 26.3% of the outstanding shares of PC.

●	On September 18, 2013, our unsecured financial creditors (the holders of our publicly traded Series 1 and Series A to Series G notes and Bank Leumi) approved the Debt Restructuring under Section 350 of the Israeli Companies Law, and on January 1, 2014, the Court approved the Debt Restructuring. On February 20, 2014, following the satisfaction of all conditions required to be satisfied prior to the effectiveness of the Debt Restructuring (other than registration of liens in favor of the trustees of the new series of notes), the Debt Restructuring was consummated and came into effect. In accordance with the terms of the Debt Restructuring, our unsecured financial creditors were issued 508,027,457 ordinary shares, which represented 95% of our share upon effectiveness of the Debt Restructuring on a fully diluted basis (except for certain options issued to our employees and officers) and before the issuance of our ordinary shares to Bank Hapoalim (as detailed below). According to the terms of the Debt Restructuring, the outstanding balance under our unsecured financial debt was extinguished and converted into these ordinary shares and new notes issued by us to our unsecured financial creditors. The aggregate principal amount of the two series of new notes issued pursuant to the Debt Restructuring was equal to NIS 666 million. The principal amount of the first series of new notes("Series H") was equal to NIS 448 million repayable in a single payment by May 31, 2018. The principal amount of the second series of new notes("Series I") was equal to NIS 218 million), repayable in a single payment by November 30, 2019. Both series of the new notes bear interest at the rate of 6% per annum and are linked to the Israeli consumer price index, while interest on Series H notes is payable in cash on a semi-annual basis, and interest on the Series I notes will be payable on the final maturity date. In addition, the new notes include mandatory prepayment provisions in the event we pay cash, distribute dividends or make any other distribution within four and half years following the date of issuance thereof, such that we will be obligated to prepay an amount equal to the amount distributed. In addition, the new notes are secured by first ranking and second ranking floating charges that were placed on all of our assets in favor of the Series H and Series I trustees, respectively, and first-ranking and second ranking fixed pledges that were placed on our various holdings and rights in our subsidiaries Elbit Ultrasound (Luxembourg) B.V./S.ar.l (through which we hold a controlling stake in PC) and Elscint Holdings and Investments N.V. (through which we hold our hotels in Belgium and Romania) as well as any amounts which we shall be entitled to receive therefrom (including under all and any shareholders loans advanced by us to those companies, if any). Furthermore, our Articles of Association were amended such that (i) a decision by us to engage in a field of business that is new to us and our subsidiaries and is material to us requires the unanimous approval of all of the members of the Board present and lawfully entitled to vote at the relevant meeting and (ii) in certain events, a person contemplating a purchase of our shares shall be required to offer to acquire ordinary shares representing at least 10% of our voting rights in connection with such purchase. The Series H Notes and the Series I Notes were listed on the TASE, and the New Shares were listed on NASDAQ and the TASE. For a discussion of the approval and consummation of the Debt Restructuring, please see the Forms 6-K we filed on September 18, 2013, January 2, 2014 and February 20, 2014.

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●	On January 26, 2014 a holder of the our Series B notes ("the Plaintiff") filed an appeal to the Supreme Court, against the ruling of the Tel-Aviv District Court, dated 1 January, 2014 approving the amended plan of arrangement (the "Appeal"). In the Appeal the Plaintiff is seeking ,inter alia, to cancel the section on the said court ruling which grants release from potential liability and claims to our officers and directors, and also the section which determines the class action that was filed by the Plaintiff shall be strike; Alternatively, the Plaintiff has requested to cancel the section on the said court ruling which determines the class action shall be strike against Mr. Mordechay Zisser, who is not included in the release from potential liability and claims provided to our other officers, or that the whole Arrangement shall be canceled. On June 15, 2015, following recommendation of the Court, the plaintiff withdrew the Appeal.

●	In connection with the Debt Restructuring, we issued 16,594,036 ordinary shares to Bank Hapoalim pursuant to the terms set forth in the Refinancing Agreement. Pursuant to the Refinancing Agreement, the outstanding loan amount (approximately $48 million) will be repayable by us on February 20, 2017, and bears interest of LIBOR +3.8% per year, payable quarterly, and an additional 1.3% per year, payable on the final maturity date. In addition, pursuant to the Refinancing Agreement, first-ranking fixed charges were placed on our holdings and other rights in certain of our subsidiaries holding our hotels in Romania and Belgium as collateral securing our debt to Bank Hapoalim under the Refinancing Agreement. Such charges were placed in addition to the existing securities that Bank Hapoalim held under the loan previously received from Bank Hapoalim, i.e., a first ranking pledge over an amount of 86 million shares of PC, representing approximately 13% of PC's outstanding shares. We are subject to certain prepayment obligations in the event of prepayment of the aforementioned new notes or a distribution. For further details regarding the Refinancing Agreement, please see the Form 6-K we filed on November 14, 2013. As for addendum to this loan agreement see 2016 above.

●	Our unsecured debt prior to the entering into effect of the Debt Restructuring included approximately $12.8 million principal amount of bank debt held by Bank Leumi. As of the Closing of the Debt Restructuring ,we had outstanding disputes with Bank Leumi with respect to the validity of certain pledges over accounts held by us at Bank Leumi and consequently, whether the debt we owed to Bank Leumi should be classified as unsecured or secured. As a result of this dispute and in connection with the Debt Restructuring, we issued to an escrow agent for the benefit of Bank Leumi approximately NIS 8.0 million in principal amount of our Series H Notes, approximately NIS 3.9 million in principal amount of our Series I Notes, and 9,090,122 ordinary shares. On July 23, 2014, following the Court’s approval and the closing of the Debt Restructuring, we announced the consummation of a settlement of the dispute (the “Settlement”), under which Bank Leumi received ownership of all marketable securities held in our accounts at Bank Leumi having a fair value of approximately NIS 8.7 million (based on their then-market price). In addition, our net debt (after offset of the aforementioned marketable securities) to Bank Leumi in the amount of approximately NIS 38 million was cancelled in exchange for 7,404,119 ordinary shares, NIS 6,507,666 aggregate principal amount of our Series H notes and NIS 3,166,678 aggregate principal amount of Series I notes of us. The balance of 1,686,003 ordinary shares, NIS 1,481,870 aggregate principal amount of Series H notes and NIS 721,089 aggregate principal amount of Series I notes of us retained in escrow under the Debt Restructuring was cancelled. The Settlement constituted the full settlement of our obligations to Bank Leumi under the Debt Restructuring as well as under the loan agreement entered between the parties on May 5, 2011, and Bank Leumi released all liens registered for its benefit on our assets. The Settlement also included a mutual waiver of claims.

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●	On January 13, 2014 PC announced that its subsidiary (in which it holds approximately 70% of its voting power) had reached an agreement to sell its 50% equity stake in the Uj Udvar project in Budapest, Hungary. As a result of the transaction, PC received cash proceeds of € 2.4 million

2013

●	In February 2013 we announced that we would temporarily cease making all principal payments due under our Series A and Series B notes and all interest payments due under all of our publicly-traded notes; for a discussion of these announcements please see the Form 6-Ks we filed on February 5, 2013, and February 19, 2013, respectively. In March 2013 we entered into a letter of undertaking (the “Letter of Undertaking”) with the trustees of our Series 1, C, D, E, F and G note holders regarding our activities during an interim period, under which, inter alia, it was agreed that we and the entities controlled by us (excluding PC) would not make any payments to our respective creditors, other than under certain circumstances, we will not dispose and/or undertake to dispose any of our material asset and/or our Controlled Entities, and we will not provide any guarantee and/or security of any kind, to secure our or any third party’s debt further more we will not make any payments and/or engage in any transactions with the former Controlling Shareholder and/or entities under the control of the former Controlling Shareholder and/or Mr. Mordechay Zisser’s relatives either directly or indirectly. For a discussion of the Letter of Undertaking, please see the Form 6-K we filed on March 21, 2013. For a discussion of the terms of the Debt Restructuring, please see "-2014" above.

●	In August and November 2012, acting through our wholly owned subsidiary Elbit Imaging Financing Services, Limited Partnership (“Elbit Financing”), we entered into two note structured transactions with two leading global financial institutions (the “Counterparties”). On February 20, 2013, the Counterparties notified us of the early termination of the transactions as a result of the decline in the market price of our outstanding notes and consequent failure to meet the loan-to-value covenants under the agreements governing the transactions.

●	In March 2013, we received a letter from Bank Leumi demanding repayment within ten days of the outstanding balance of approximately $14.1 million due primarily under certain loans made by Bank Leumi to us pursuant to a refinancing agreement dated May 5, 2011. Bank Leumi stated that it was taking this action in light of our then-financial condition and our having informed Bank Leumi that we would not pay the principal and the interest due on March 29, 2013. Bank Leumi also informed us that it had placed a freeze on the Leumi Accounts (certain accounts maintained by us with Bank Leumi in which we held cash and trading securities in the amount of approximately NIS 8 million) until the outstanding amounts due are repaid. Bank Leumi also notified us that should such repayment not be made within ten days Bank Leumi was reserving its rights to take all actions necessary in order to protect its rights under the loan agreements including offsetting any amounts in the Leumi accounts against the loans. Bank Leumi also claimed that it has certain pledges registered in its favor and therefore it is a secured creditor and should not be included in the Debt Restructuring. For a discussion of the settlement agreement with Bank Leumi, please see "-2014" above.

●	On May 29, 2013 PC successfully completed the sale of its 50% interest in an entity which mainly holds interests in an office complex project located in Pune, Maharashtra. The transaction valued the entity at €33.4 million and, as a result, PC received gross cash proceeds of approximately €16.7 million.

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●	On June 6, 2013, we received a letter from Bank Hapoalim, demanding repayment within seven days of the outstanding balance of the loan owed to Bank Hapoalim under the March 31, 2011 Facility Agreement, without prejudicing its right under any other loan facility to which we are a party as a guarantor or otherwise. Bank Hapoalim stated that it was taking this action in light of our alleged breaches under the loan, including, inter alia, non-payment to Bank Hapoalim on March 31, 2013 of approximately $14.5 million, failure to satisfy certain financial covenants under the loan and adverse change in our financial position. On November 4, 2013, we have announced that we and Bank Hapoalim have reached general terms of agreement between the parties, and on November 12, 2013, we had announced certain amendments to the said general terms of agreement. On November 26, 2013, our unsecured financial creditors voted on the general terms of agreement to be entered into with Bank Hapoalim. At the Meeting, unsecured financial creditors holding approximately 70.6% of the aggregate voting power that had participated in the meeting voted in favor of the refinancing. On December 29, 2013 we entered into a new facility agreement with Bank Hapoalim based on the aforementioned general terms of agreement, and on February 20, 2014, the transactions under the agreement were consummated. For further discussion of the terms and the closing of the Refinancing Agreement, please see "-2014" above.

●	In July 2013 PC completed the sale of 100% of its interest in an entity which holds the interest in a plot of land in Prague. The transaction values the entity at approximately €1.9 million. The net cash consideration after deducting a liability to a third party amounted to €1.3 million

●	A subsidiary of PC was party to a loan with a commercial bank, secured by PC’s notes that PC had repurchased, that was due to be repaid in September 2013. Due to a rating downgrade that resulted in a loan covenant breach, PC entered into negotiations with the bank and the two parties agreed upon an early repayment of the loan that was consummated during the first half of 2013. The loan balance, including accrued interest, was approximately NIS 77.5 million. To finance the early repayment of the loan, PC sold NIS 66 million of the notes it had repurchased that served as the loan’s collateral.

●	On October 31, 2013 the consortium of shareholders of Dream Island, in which PC holds a 43.5% stake, completed the sale of the Dream Island project land to the Hungarian State for approximately €15 million. The proceeds of the transaction were used by the consortium to repay a proportion of a secured bank loan.

●	On November 18, 2013, PC announced that it had filed for reorganization proceedings (preliminary suspension of payments) with the Dutch Court and submitted a restructuring plan to the Dutch Court. Further to that announcement, PC announced that the Dutch Court had granted its application for preliminary suspension of payment proceedings. PC noted further that in order to resolve its liquidity situation it had filed with the Dutch Court a restructuring plan proposed to its creditors. For a discussion of PC’s reorganization proceedings, please see the Forms 6-K we filed on November 14, 2013, November 20, 2013 and November 25, 2013. For a discussion regarding the amendment to the restructuring plan and the consummation of the Amended PC Plan, see “- 2014” above.

Critical judgment in applying accounting policies and use of estimates

General

In the application of our accounting policies, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis, and revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods. In addition, in the process of applying our accounting policies, management makes various judgments, apart from those involving estimations, that can significantly affect the amounts recognized in the financial statements.

The following are the critical judgments and key sources of estimation that management has made while applying our accounting policies and that have the most significant effect on the amounts recognized in our consolidated financial statements.

9

Use of estimates

Write-down of trading properties

The recognition of a write down of our trading properties is subject to a considerable degree of judgment and estimates, the results of which, when applied under different principles, conditions and assumptions, are likely to result in materially different results and could have a material adverse effect on our consolidated financial statements.

This valuation becomes increasingly difficult as it relates to estimates and assumptions for projects in the preliminary stage of development in addition to current economic uncertainty and the lack of transactions in the real estate market in the CEE and India for same or similar properties.

We are responsible for determining the net realizable value of our trading properties. In determining net realizable value of the vast majority of trading properties, we utilize the services of an independent third party recognized as a specialist in valuation of properties. Independent valuation reports for our trading properties as of December 31, 2015 and 2014 were prepared by Cushman & Wakefield.

On an annual basis, we review the valuation methodologies utilized by the independent third party valuator service for each property. The main features included in each valuation are:

1.	Operating trading properties (mainly commercial centers)

The net realizable value of operating commercial centers includes rental income from current leases and assumptions in respect of additional rental income from future leases in light of current market conditions. The net realizable value also reflects, on a similar basis, any cash outflows that could be expected in respect of the property. We use assumptions that are mainly based on market conditions existing on the reporting date.

The principal assumptions underlying our estimation of net realizable values for operating commercial centers are those related to the receipt of contractual rental fees, expected future market rental fees, void periods, maintenance requirements and appropriate discount rates. These valuations are regularly compared to actual market yield data and actual transactions made by us and those reported by the market, if available. Expected future rentals are determined on the basis of current market rentals for similar properties in the same location and condition.

2.	Undeveloped trading properties

The vast majority of our undeveloped real estate assets are lands which are designated for development of commercial centers. The net realizable value for an undeveloped project is determined based on our business plans for the specific project as of the balance sheet date.

Some of our lands are designated for future development in the foreseeable future. Other undeveloped lands are planned to be sold in their current state. A considerable degree of judgment is required in order to determine whether a specific real estate project can be developed in the foreseeable future or not. The most significant factors in such decision are: market conditions in the surrounding area of the project, availability of bank financing for the development, competition in the area, zoning and building permits for the project, our liquidity and ability to invest equity into the project, our ability to enforce the joint development agreement against our partners in a joint venture project (mainly our plots designated for residential project in India), the scale of the project and our ability to execute it and others. As explained below, the status of the project, as determined by us in each reporting period also determines the net realizable value which will be used in the preparation of the financial statements. Therefore a change in each of the factors mentioned below may lead to a change in the status of a project (from project designated for future development to project in hold) and may cause an additional write down which was not recognized in our financial statement for the year ended December 31, 2015.

As for accounting policies in respect of the measurement of the net realizable value for undeveloped trading property – see note above 2K to our consolidated financial statements included elsewhere in this report.

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2.1	Critical assumptions under the residual method

Our trading properties which are designated by us for development in the foreseeable future are usually measured using the residual method. Estimations of fair value under the residual method involve in general, critical estimations and take into account special assumptions in the valuations, many of which are difficult to predict, in respect of the future operational cash flow expected to be generated from the real-estate asset, yield rate which will be applied for each real estate asset, estimate of developer's profit and timeline to commencement of the construction of the project. Actual results could be significantly different than the estimates and could have a material effect on our financial results.

Determination of the operational cash flow expected to be generated from the real estate asset is based on reasonable and supportable assumptions as well as on historical results adjusted to reflect our best estimate of future market and economic conditions that we believe will exist during the remaining useful life of the assets. Such determination is subject to significant uncertainties. In preparing these projections, we takes assumptions the majority of which relate to market share of the real estate asset, benchmark operating figures such as occupancy rates, rental and management fees rates (in respect of commercial centers), selling price of apartments (in respect of residential units), the expected schedule to complete the real estate assets under construction, costs to complete the establishment of the real estate asset, expected operational expenses and others. In addition the process of construction is long, and subject to approvals and authorization from local authorities. It may occur that building permits will expire and will cause us additional preparations and costs, and can cause construction to be delayed or abandoned.

The yield rate reflects economic environment risks, current market assessments regarding the time value of money, industry risks as a whole and risks specific to each asset, and it also reflects the return that investors would require if they were to choose an investment that would generate cash flows of amounts, timing and risk profile equivalent to those that we expect to derive from the assets. Such rate is generally estimated from the rate implied in current market transactions for similar assets, or where such transactions do not exist, based on external appraisers.

2.2	Critical assumptions under the comparable method

Our trading property which is not designated by us for development in the foreseeable future is usually measured using the comparable method or the residual method (for details regarding the residual method see 2.1 above). Valuation by comparison is essentially objective, in that it is based on an analysis of the price achieved for sites with broadly similar development characteristics. Valuation by comparison is generally used if evidence of actual sales can be found and analyzed on a common unit basis, such as site area, developable area or habitable room.

Where comparable development cannot be identified in the immediate area of the subject site or when sale information is not clearly available through common channels of information (internet, newspapers, trade journals, periodic, market research, etc.) it is necessary to look further out for suitable comparable development and to make necessary adjustments to the price in order to account for dissimilarities between the comparable development and the subject site. Such adjustments include, but are not limited to:

●	Adjustment in respect of the time of the transaction. Market conditions at the time of the sale transaction of a comparable property may differ from those on the valuation date of the property being valued. Factors that impact market conditions include rapidly appreciating or depreciating property values, changes in tax laws, building restrictions or moratoriums, fluctuations in supply and demand, or any combination or forces working in concert to alter market conditions from one date to another.

●	Adjustment in respect of asking price and condition of payment. The special motivations of the parties to the transaction in many situations can affect the prices paid and even render some transactions as non-market. Examples of special conditions of sale include a higher price paid by a buyer because the parcel has synergistic or marriage value; a lower price paid because a seller was in a hurry to finalize the sale; a financial, business, or family relationship between the parties involved in the transaction, unusual tax considerations; lack of exposure of the property in the (open) market; or the prospect of lengthy litigation proceedings.

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●	Adjustment in respect of size, shape and surface area. Where the physical characteristics of a comparable property vary from those of the subject property, each of the differences is considered, and the adjustment is made for the impact of each of these differences on value.

●	Adjustment in respect of location. The locations of the comparable sale properties and the subject property are compared to ascertain whether location and the immediate environs influence the prices paid. The more attractive location a property is located in the more it is worth per square meter; and conversely the less attractive location a property is in the less it is worth per square meter. An adjustment is made to reflect such differences based on the valuator's professional experience. Extreme location differences may indicate that a transaction is not truly comparable and are disqualified.

Litigation and other contingent liabilities

We are involved in litigation, tax assessments and other contingent liabilities in substantial amounts including class actions. See note 14B to our annual consolidated financial statements included elsewhere in this report. We recognize a provision for such litigation when it is probable that we will be required to settle the obligation, and the amount of the obligation can be reliably estimated. We evaluate the probability and outcome of such litigation based on, among other factors, legal opinions, consultation, and past experience. The outcome of such contingent liabilities may differ materially from management's estimation. We periodically evaluate these estimations and makes appropriate adjustments to the provisions recorded in the consolidated financial statements. In addition, as facts concerning contingencies become known, we reassess our position and make appropriate adjustments to the consolidated financial statements. In rare circumstances, mainly with respect to class actions, when the case is unique, complicated and involves prolong and uncommon proceedings, we cannot reliably estimate the outcome of said case.

Accounting for income taxes

The calculation of our tax liabilities involves uncertainties in the application and/or interpretation of complex tax laws, tax regulations and tax treaties, in respect of various jurisdictions in which we operate and which vary from time to time. In addition, tax authorities may interpret certain tax issues in a different manner other than that which we adopted. Should such contrary interpretive principles be adopted upon adjudication of such cases, our tax burden may be significantly increased. In calculating deferred taxes, we are required to evaluate (i) the probability of the realization of our deferred income tax assets against future taxable income and (ii) the anticipated tax rates under which our deferred taxes would be utilized.

Potential penalties, guarantees issued and expired building permits

Penalties and guaranties are part of the ongoing construction activities, and result from obligations we have towards third parties such as banks and municipalities. Our management is required to provide estimations regarding risks evolving from penalties that we may have to settle. In addition, our operations in the construction area are subject to valid authorizations and building permits from local authorities. Under certain circumstances we are required to determine whether the building permits we obtain have not yet expired. It may occur that building permits have expired which might impose on us additional costs and expenses, or delays, and may even cause us to abandon projects under construction.

Fair value of hotels

As of December 31, 2015, our fair value of the Radisson Complex is determined based upon the discounted cash flows ("DCF") approach. The assumptions underlying this model, as well as the ability to support them by means of objective and reasonable market benchmarks so they can be viewed as assumptions that market participants may have used, are significant in determining the fair value of the Radisson Complex. The predominant assumptions that may cause substantial changes in the fair value are: the capitalization rate, exit yield rate, the expected net operating income of the hotel (which is mainly affected by the expected average room rate and the occupancy rate as well as the level of operational expenses of the hotels) the level of refurbishments reserve and the capital expenditures that need to be invested in the Radisson Complex. Our fair value of the Radisson Complex is performed by an independent appraiser with knowledgeable in the local hotel business.

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Critical judgment in applying accounting policies

Classification of trading property as current/non-current asset

We classify our assets and liabilities as current or non-current based on the operating cycle of each of our operations (generally 12 months). Careful consideration is required with respect to assets and liabilities associated with our operations of commercial centers and trading property, where by their nature the operating cycle is more than 12 months. These assets and liabilities are classified as current only if their operating cycle is clearly identifiable. In accordance with guidance set out in IAS 1 if we cannot clearly identify the actual operating cycle of a specific operation, then the assets and liabilities of that operation are classified as non-current. Our determination of our inability to clearly identify the actual operating cycle is a matter of judgment. A different conclusion can materially affect the classification of current assets and current liabilities. See also note 2 E to our financial statements included elsewhere in this report

Classification of operating commercial centers as trading property rather than investment property

We classified operating commercial centers as trading property rather than investment property even though we are currently earning rental income from these properties. Our business model is to dispose of the shopping centers in the ordinary course of our business.

During 2015 we sold one operating center and have conducted several negotiations in respects of our other operating commercial centers. During 2016 we expect to continue negotiating with third parties in order to sell additional commercial centers.

De facto Control

As for December 31, 2015 and 2014, we held approximately 44.9% of PC's share capital; DK held approximately 26.3% of PC's share capital and the rest is widely spread in the public. We are of the opinion that based on the absolute size of our holdings, the relative size of the other shareholdings and due to the fact that PC's directors are appointed by a regular majority of PC's general meeting of shareholders, we have a sufficiently dominant voting interest to meet the power criterion, therefore we have de facto control over PC.

New accounting standards and interpretation issued that are not yet effective

For information on recently issued accounting standards under IFRS, see note 2X to our annual consolidated financial statements included elsewhere in this report.

A.	Operating Results

Presentation method of financial statements

We are involved in investments in a wide range of different activities. Accordingly, management believes that its income statements should be presented in the “single-step form.” According to this form, all costs and expenses (including general and administrative and financial expenses) should be considered as continuously contributing to the generation of overall income and gains. We also believe that our operating expenses should be classified by a function of: (i) those directly related to each revenue source (including general and administrative expenses and selling and marketing expenses relating directly to each operation); and (ii) overhead expenses which serve the business as a whole and are to be determined as general and administrative expenses.

Our strategy in respect of PC's commercial centers is to dispose of the commercial centers upon completion, subject to certain exceptions. In response to the lingering real estate and financing crisis in CEE, and following discussion with the SEC, our management determined that PC no longer retains sufficient consistent historical experience of trading property realizations in order to clearly identify the actual operating cycle of selling its trading property. Under such circumstances, we decided to utilize for accounting reporting purposes an assumed operating cycle of 12 months. Revenues from these commercial centers are mainly derived from their disposal to third parties, while until a disposal occurs we collect rental income from our completed commercial centers. Therefore, rental income from commercial centers (from the first day of their operations until the sale thereof) may not be sustainable in the future upon PC selling the commercial centers as part of its business cycle.

Our revenues from the sale of commercial centers and other real estate properties are subject to the execution and consummation of sale agreements with potential purchasers. In periods when we consummate a sale of a real estate asset we record revenues in substantial amounts and as a result we may experience significant fluctuations in our annual and quarterly results. We believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful or indicative and that investors should not rely on them as a basis for future performance.

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Our policy in respect of the hotels segment is to designate the hotels to be managed and operated by Rezidor. Consequently, the Radisson Complex is presented as part of our property, plant and equipment in the financial statements.

Translation of statements of income of foreign operations

The majority of our businesses, which operate in various countries, report their operational results in their respective functional currency which differs from the NIS (our reporting and functional currency). We translate our subsidiaries’ results of operations into NIS based on the average exchange rate of the functional currency against the NIS. Therefore, a devaluation of the NIS against each functional currency would cause an increase in our reported revenues and the costs related to such revenues in NIS while an increase in the valuation of the NIS against each functional currency would cause a decrease in our revenues and costs related to such revenues in NIS.

Statements of income

The following table presents our statements of income for each of the three years ended December 31, 2015, 2014 and 2013:

	Year ended December 31
	2 0 1 5	2 0 1 4	2 0 1 3	2 0 1 5
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
	(Except for per-share data)

Revenues and gains

Revenues
Revenues from sale of commercial centers	200,078	201,571	8,614	51,276
Revenues from Hotels operations and management	147,886	197,007	202,791	37,900
Total revenues	347,964	398,578	211,405	89,176

Gains and other
Rental income from Commercial centers	83,849	113,661	129,748	21,489
Gain from sale of investees	6,712	11,301	-	1,720
Total gains	90,561	124,962	129,748	23,209

Total revenues and gains	438,525	523,540	341,153	112,385

Expenses and losses
Commercial centers	290,360	291,864	124,737	74,413
Hotels operations and management	126,849	173,918	179,137	32,509
General and administrative expenses	16,678	39,785	60,643	4,274
Share in losses of associates, net	42,925	17,298	339,030	11,001
Financial expenses	236,288	237,601	334,101	60,558
Financial income	(2,154)	(6,317)	(3,930)	(552)
Change in fair value of financial instruments measured at fair value through profit and loss	5,446	71,432	68,407	1,396
Financial gain from debt restructuring	-	(1,616,628)	-	-
Write-down, charges and other expenses, net	38,298	531,042	840,034	9,815
	754,690	(260,005)	1,942,159	193,413

Profit (loss) before income taxes	(316,165)	783,545	(1,601,006)	(81,029)

Income taxes expenses (tax benefits)	5,631	(2,287)	(30,937)	1,443

Profit (loss) from continuing operations	(321,796)	785,832	(1,570,069)	(82,472)

Profit (loss) from discontinued operations, net	6,874	(1,475)	5,059	1,762

Profit (loss) for the year	(314,922)	784,357	(1,565,010)	(80,710)

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	Year ended December 31
	2 0 1 5	2 0 1 4	2 0 1 3	2 0 1 5
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
	(Except for per-share data)

Attributable to:
Equity holders of the Company	(186,150)	1,008,999	(1,155,645)	(47,709)
Non-controlling interest	(128,772)	(224,642)	(409,365)	(33,001)
	(314,922)	784,357	(1,565,010)	(80,710)

Profit (loss) from continuing operations
Equity holders of the Company	(193,024)	1,010,619	(1,160,429)	(49,468)
Non-controlling interest	(128,772)	(224,787)	(409,640)	(33,002)
	(321,796)	785,832	(1,570,069)	(82,472)

Profit (loss) from discontinued operation, net
Equity holders of the Company	6,874	(1,620)	4,785	1,762
Non-controlling interest	-	145	274	-
	6,874	(1,475)	5,059	1,762

Earnings (loss) per share - (in NIS)
Basic earnings (loss) per share:

From continuing operation	(7)	42.55	(932.15)	(2)
From discontinued operations	0.25	(0.06)	3.84	-
	(6.75)	42.49	(928.31)	(2)
Diluted earnings (loss) per share:
From continuing operation	(7)	42.55	(932.15)	(2)
From discontinued operations	0.25	(0.06)	3.84	-
	(6.75)	42.49	(928.31)	(2)

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2015 compared to 2014

Income - Revenues and Gains

Total income (revenues and gains) in 2015 amounted to NIS 438 million ($112 million), compared to NIS 524 million in 2014.

Total revenues in 2015 amounted to NIS 348 million ($89 million), compared to NIS 399 million in 2014. The decrease is mainly attributable to:

(i)	Revenues from the sale of commercial centers amounted to NIS 200 million ($51 million), in 2015 compared to NIS 201 million in 2014. Our revenues in 2015 were attributable to consummations of transaction for the sale of the Koregon commercial center in India and plots in Romania and Poland. In 2014 such revenues were attributable to sale of Kragujevac Plaza commercial center in Serbia and plots in Romania.

(ii)	Revenues from hotel operations and management decreased to NIS 148 million ($34 million) in 2015 compared to NIS 197 million in 2014. The decrease was mainly attributable to the sale of our hotels in Antwerp, Belgium in June 2015 which caused a decrease in hotel operations and management revenues. The average occupancy rate increase from 76% in 2014 to 77% in 2015 and the average room rate increase from € 92 in 2014 to € 94 in 2015.

(iii)	Total gains and other in 2015 amounted to NIS 91 million ($23 million), compared to NIS 125 million in 2014. Set forth below is an analysis of our gains and other:

a.	Rental income from commercial centers decreased to NIS 83 million ($21 million), in 2015 compared to NIS 114 million in 2014, mainly as a result of: (i) selling the Kragujevac Plaza commercial center during 2014 and the Koregaon Park commercial center in May 2015 , (ii) decrease in revenues from the entertainment parks within the commercial centers which were closed during 2014; and (iii) depreciation of the Euro (the functional currency of our commercial center operation) against the NIS. The average occupancy rate in our commercial centers was 84%-97% in 2015, compared to 84%-99% in 2014.

b.	Gain from a sale of investee companies decreased to NIS 7 million ($3 million) in 2015, compared to NIS 11 million in 2014 attributable to the closing of Gamida's investment rounds with Novartis, as described above.

Expenses and losses

Our expenses and losses in 2015 amounted to NIS 755 million ($193 million), compared to income NIS 260 million in 2014. Set forth below is an analysis of our expenses and losses:

(i)	Expenses of commercial centers amounted to NIS 290 million ($75 million) in 2015, compared to NIS 292 million in 2014. Such decrease was mainly attributable to the operational expenses of commercial centers in the amount of NIS 24 million mainly due to the sale Kragujevac Plaza commercial center during 2014 and the Koregaon Park commercial center in May 2015, offset by an increase in the cost of trading property sold in the amount of NIS 22 million.

(ii)	Cost of hotel operations and management decreased to NIS 127 million ($33 million) in 2015, compared to NIS 174 million in 2014. The decrease was mainly attributable to the sale of our hotels in Antwerp, Belgium in June 2015.

(iii)	General and administrative expenses decreased to NIS 17 million ($4 million) in 2015, compared to NIS 40 million in 2014. The decrease was mainly attributable to the efficiency measures taken to reduce the general and administrative costs in our headquarters during 2014 and 2015.

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(iv)	Share in losses of associates, net increased to NIS 43 million ($11 million) in 2015, compared to NIS 17 million in 2014. The increase is mainly attributable to the losses of our medical activities as a results of a reduction in Insightec's revenues in 2015 comparing to 2014, as well an increase in the research and development cost of our Medical investees offset by the operations of PC's commercial center in Riga, Latvia.

(v)	Financial expenses decreased to NIS 236 million ($61 million) in 2015, compared to NIS 238 million in 2014. Such decrease of approximately NIS 2 million is explained as follows:

a.	Gain from a buyback of debentures and a bank loan (as mention above) in 2015 in the amount of NIS 56 compared to no comparable gain in 2014;

b.	Decrease in interest and CPI-linked expenses in our headquarters of NIS 13 million as a result of the decrease in the level of our corporate debts following the consummation of our debt restructuring at the beginning of 2014.

Offset by:

a.	Increase in the interest and CPI-linked expenses of PC in the amount of NIS 26 million which was mainly attributable to an increase in interest expenses on PC's notes due to highly effective interest rates and an acceleration of amortizing of discounts offset by a decrease in PC's interest on bank loans due to the sale of commercial centers during 2014 and 2015;

b.	Increase in loss from foreign currency translation exchange and other in the amount of NIS 41 million. The exchange rate losses are mainly attributable to the effect of the variation in the exchange rate between the Euro and NIS on PCs' notes, which are recorded in NIS and are measured in Euro, and to our bank loan which in 2014 was recorded in $ and measured in NIS.

(vi)	Financial income decreased to NIS 2 million ($0.5 million) in 2015, compared to NIS 6 million in 2014.

(vii)	Losses from changes in fair value of financial instruments (including derivatives, embedded derivatives and marketable securities) amounted to NIS 5 million ($1 million) in 2015 compared to NIS 71 in 2014. The change in fair value of financial instruments was mainly attributable to the following:

a.	We had no losses from changes in fair value attributable to PC's notes in 2015 compared to losses of NIS 60 million in 2014 mainly due to the fact that following the consummation of PC's debt restructuring (at the end of 2014) PC's notes were no longer measured at fair value through profit and loss and therefore changes in their fair value in 2015 did not affect our profit and loss account.

b.	Loss from change in fair value of derivatives, embedded derivatives and marketable securities amounted to NIS 5 million ($1 million) in 2015, compared to NIS 11 million in 2014.

(viii)	Financial gain from the debt restructuring in 2014 amounted to approximately NIS 1,616 million. The gain from our restructuring amounted to NIS 1,610 million, and PC's net gain from its restructuring amounted to NIS 6 million. Such gain reflects the difference between our carrying amount and PC's unsecured financial debts as of the closing of their respective restructuring plans and the fair value of the shares and notes issued by us and PC based on their respective quoted closing prices on the first day thereafter.

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(ix)	Write-down, charges and other expenses, net, decreased to NIS 38 million ($10 million) in 2015, compared to NIS 531 million in 2014. The write down was mainly attributable to the write-down in PC's trading property in Eastern Europe and India in the amount of NIS 87 million ($22 million) in 2015 compared to NIS 528 million in 2014. The following table provides information in respect of the write down of the trading property in each of the years ended on December 31, 2015 and 2014:

	Year ended December 31
	2 0 1 5	2 0 1 4
	(In thousand NIS)
Project name (City, Country)

Operational:
Kragujevac (Kragujevac, Serbia)	-	16,040
Koregaon Park (Pune, India) (See description below)	6,547	47,525
Zgorzelec (Zgorzelec, Poland)	6,233	18,275
Liberec (Liberec, Czech Republic)	26,466	9,827
	39,246	91,667
Non-Operational:
Iasi (Iasi, Romania)	-	20,221
Chennai (Kadavantara, India)	-	28,988
Belgrade Plaza (Belgrade, Serbia)	-	11,812
Helios Plaza (Athens, Greece)	1,913	51,168
Sportstar Plaza Visnjicka (Belgrade, Serbia)	(23,814)	827
Lodz Plaza (Lodz, Poland)	9,460	5,134
Krusevac (Krusevac, Serbia)	3,401	-
Casa radio (Bucharest, Romania)	36,139	217,265
Constanta (Constanta, Romania)	1,701	17,898
Ciuc (Ciuc, Romania)	-	17,147
Timisoara (Timisoara, Romania)	1,110	9,577
Lodz residential (Lodz, Poland)	9,070	3,137
Kielce (Kielce, Poland)	723	(1,526)
BAS (S Romania)	-	27,269
Arena Plaza extention	5,323	-
Others	2,716	26,968
	47,742	435,885

	86,988	527,552

The above write down of expenses for 2015 were offset by income of NIS 56 million ($16 million) which was attributable to realization of foreign currency translation reserves to profit and loss mainly due to realization of the Euro activity in our Hotel segment.

As a result of the foregoing factors, we recognized a loss before income tax in the total amount of NIS 316 million ($81 million) in 2015, compared to profit of NIS 784 million in 2014.

Income tax amounted to 6 million ($1.5 million) in 2015 compared to tax benefits of NIS 2 million in 2014. The increase in tax expenses was attributable mainly to deferred taxes due to timing differences related to PC's notes.

The above resulted in a loss from continuing operations in the amount of NIS 322 million ($82 million) in 2015, compared to profit in the amount of NIS 786 million in 2014.

Profit from discontinued net operation amounted to NIS 7 million ($2 million) comparing to loss amounted to NIS 1 million in 2014. The discontinued operations is attributable to our former Mango operation.

The above resulted in a loss of NIS 315 million ($81 million) in 2015, of which a loss of NIS 186 million ($48 million) was attributable to our equity holders and a loss in the amount of NIS 129 million ($33 million) was attributable to the non-controlling interest. Profit in 2014 included NIS 1,009 million attributable to our equity holders and a loss in the amount of NIS 225 million attributable to the non-controlling interest.

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Our shareholders' equity as of December 31, 2015 amounted to NIS 304 million ($78 million) of which an amount of NIS 19 million ($5 million) is attributable to our equity holders.

The following table provides supplemental information of our results of operations per segment, for the year ended December 31, 2015 (in NIS million):

Segment	Hotels	Commercial Centers	Medical Industries	India plots	Other and Allocations	Total
Revenues	148	200	63	-	(63)	348
Rental income from commercial centers	-	109	-	-	(25)	84
Gain from changes of shareholding in investees entities	-	-	-	-	7	7
Total revenues and gains	148	309	63	-	(81)	439
Costs and expenses	127	300	107	6	(123)	417
Research and development expenses	-	-	59	-	(59)	-
Other expenses (income), net	-	84	-	6	-	90
Segment profit (loss)	21	(74)	(103)	(12)	100	(68)
Financial (expenses) income, net	(31)	30	1	-	-	-
Share in losses of associates, net	-	-	(13)	-	(29)	(43)
Unallocated general and administrative expenses						(17)
Unallocated other expenses						52
Unallocated financial expenses						(239)
Financial income						2
Changes in fair value of financial instruments measured at FVTPL						(3)
Loss before income taxes						(316)
Income taxes						(6)
Loss from continuing operations						(322)
Income from discontinued operation						7
Loss for the year						(315)

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2014 compared to 2013

Income - Revenues and Gains

Total income (revenues and gains) in 2014 amounted to NIS 524 million, compared to NIS 341 million in 2013.

Total revenues in 2014 amounted to NIS 399 million, compared to NIS 211 million in 2013. The increase is mainly attributable to:

(i)	Revenues from the sale of commercial centers, which increased to NIS 201 million in 2014 compared to NIS 9 million in 2013. In 2014, PC consummated the sale of the Kragujevac Plaza commercial center in Serbia and a few plots in Romania. In 2013 the revenues were attributable to sale of a plot by PC in the Czech Republic.

(ii)	Revenues from hotel operations and management decreased to NIS 197 million in 2014 compared to NIS 203 million in 2013. The decrease was mainly attributable to a decrease in revenues from our hotel in Romania . The average occupancy rate increase from 74% in 2013 to 76% in 2014 and the average room rate decreased from € 94 in 2013 to € 92 in 2014.

(iii)	Total gains and other in 2014 amounted to NIS 125 million, compared to NIS 130 million in 2013. Set forth below is an analysis of our gains and other:

a.	Rental income from commercial centers decreased to NIS 114 million in 2014 compared to NIS 130 million in 2013, mainly as a result of selling the Kragujevac Plaza commercial center and the decrease in revenues from the entertainment parks within the commercial centers which were closed during 2013 and 2014. The average occupancy rates in our commercial centers were 84%-99% in 2014, compared to 86%-100% in 2013.

b.	Gain from a sale of investees increased to NIS 11 million in 2014, compared to NIS nil in 2013, attributable to the closing of Gamida's investment round with Novartis, as described above.

Expenses and losses

Our expenses and losses (net of financial gain from debt restructuring) in 2014 amounted to income of NIS 260 million compared to expenses of NIS 1,942 million in 2013. Set forth below is an analysis of our expenses and losses:

(iv)	Expenses of commercial centers increased to NIS 292 million in 2014, compared to NIS 125 million in 2013. The increase is mainly attributable to the sale of Kragujevac Plaza commercial center and plots in Romania in the aggregate amount of NIS 206 million ($53 million), offset by a decrease in PC's general and administrative expenses as a result of efficiency measures taken by PC during 2014.

(v)	Cost of hotel operations and management decreased to NIS 174 million in 2014, compared to NIS 179 million in 2013. The decrease was mainly attributable to a decrease in revenue from hotel operations.

(vi)	General and administrative expenses decreased to NIS 40 million in 2014, compared to NIS 61 million in 2013. The decrease was mainly attributable to our arrangement costs incurred mainly during 2013, as well as efficiency measures taken to reduce the general and administrative costs in our headquarters during 2014.

(vii)	Share in losses of associates, net decreased to NIS 17 million in 2014, compared to NIS 339 million in 2013. The share in losses in 2014 is mainly attributable to the operation of our medical activity and to operations of PC's commercial center in Riga, Latvia. The losses in 2013 in attributable mainly to write-down of trading properties by our joint-venture entities in India, in addition to the operational losses attributable to the operation of our medical activity offset by the income from PC's commercial centers in Riga.

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(viii)	Financial expenses decreased to NIS 238 million in 2014, compared to NIS 334 million in 2013. Such decrease of NIS 96 million explained as follow :

a.	interest and CPI-linked borrowings in the amount of NIS 202 million in 2014, compared to NIS 338 million in 2013. The decrease in interest and CPI-linked borrowings in the amount of approximately NIS 136 million was mainly attributable to (i) decrease in the level of our corporate debts following the consummation of our debt restructuring from NIS 2.4 billion in 2013 to NIS 664 million in 2014 ; and (ii) a decrease in the Israeli consumer price index to which we and several of PC’s notes are linked (-0.1% in 2014, compared to 1.92% in 2013), offset by financial expenses capitalized to qualified assets in the amount of nil in 2014, compared to NIS 31 million in 2013 as a result of n, we temporarily suspension of capitalization of borrowing costs starting July 1, 2013.

b.	The decrease in financial expenses was offset by a loss from foreign currency translation differences and other in the amount of NIS 36 million ($9 million) in 2014, compared to a gain in the amount of NIS 4 million in 2013. The exchange rate differences gains (losses) are mainly attributable to non-cash expenses attributed to the effect of the change in the exchange rate between the € and NIS on PC's' notes, which are recorded in NIS and are measured in Euro, and to our bank loan which is recorded in $ and measured in NIS.

(ix)	Financial income increased to NIS 6 million ($2 million) in 2014, compared to NIS 4 million in 2013.

(x)	Losses from changes in fair value of financial instruments amounted to NIS 71 million in 2014 compared to NIS 68 in 2013. The change in fair value of financial instruments was mainly attributable to the following:

a.	Loss from changes in fair value of financial instruments (measured at fair value through profit and loss (mainly PC's notes)) amounted to NIS 60 million in 2014 and in 2013; and

b.	Loss from change in fair value of derivatives, embedded derivative and marketable securities amounted to NIS 11 million in 2014, compared to NIS 4 million in 2013.

(xi)	Financial gain from debt restructuring in 2014 amounted to approximately NIS 1,616 million ($416 million). The gain from our restructuring amounted to NIS 1,610 million ($414 million), while PC's net gain from its restructuring amounted to NIS 6 million ($2 million). Such gain reflects the difference between our carrying amount and PC's unsecured financial debts as of the closing of their respective restructuring plans and the fair value of the shares and notes issued by us and PC based on their respective quoted closing prices on the first day thereafter.

(xii)	Write-down, charges and other expenses, net, decreased to NIS 531 million ($137 million) in 2014, compared to NIS 840 million in 2013. The write down in 2014 was mainly attributable to the write-down in PC's trading property in Eastern Europe and India in the amount of NIS 527 million as described above.

As a result of the foregoing factors, we recognized profit before income tax in the total amount of NIS 784 million in 2014, compared to loss of NIS 1,601 million in 2013.

Tax benefits amounted to NIS 2 million in 2014 compared to NIS 31 million in 2013. The decrease in tax expenses was attributable mainly to deferred taxes due timing differences related to PC's notes.

The above resulted in profit from continuing operations in the amount of NIS 786 million in 2014, compared to loss in the amount of NIS 1,570 million in 2013.

Loss from discontinued operations, net, amounted to NIS 1 million in 2014, compared to profit in the amount of NIS 5 million in 2013. The discontinued operations is attributable to our former Mango operation.

The above resulted in profit of NIS 784 million in 2014, of which a profit of NIS 1,009 million was attributable to our equity holders and loss in the amount of NIS 225 million was attributable to the non-controlling interest. The loss in 2013 included NIS 1,156 million attributable to our equity holders and NIS 410 million attributable to the non-controlling interest.

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Our shareholders' equity as of December 31, 2014 amounted to NIS 713 million out of which a an amount of NIS 232 million is attributable to our equity holders.

The following table provides supplemental information of our results of operations per segment, for the year ended December 31, 2014 (in NIS million):

Segment	Hotels	Commercial Centers	Medical Industries	Residential	Other and Allocations	Total
Revenues	197	201	81	-	(81)	398
Rental income from commercial centers	-	141	-	-	(27)	114
Gain from loss of control over a subsidiary	-	-	-	-	11	11
Total revenues and gains	197	342	81	-	(97)	523
Costs and expenses	174	298	124	(6)	(112)	478
Research and development expenses	-	-	58	-	(58)	-
Other expenses (income), net	(13)	447	-	58	26	518
Segment profit (loss)	36	(403)	(101)	(52)	47	(473)
Financial expenses (income), net	30	43	(2)	-	(1)	(70)
Share in losses of associates, net	-	-	(6)	-	(11)	(17)
Unallocated general and administrative expenses						(40)
Unallocated financial expenses						(167)
Financial income						6
Financial gain from debt restructuring						1,616
Changes in fair value of financial instruments measured at FVTPL						(71)
Profit before income taxes						784
Income taxes						2
Profit from continuing operations						786
Loss from discontinued operation						(1)
Loss for the year						785

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